Exhibit 5

February 9, 2015

Board of Directors
Cachet Financial Solutions, Inc.
18671 Lake Drive East
Southwest Tech Center A
Minneapolis, MN 55317

Re:                             Registration Statement on Form S-1
File No. 333-201460

Gentlemen:

We have acted as counsel to Cachet Financial Solutions, Inc. (the “Company”) in connection with the above-referenced Registration Statement on Form S-1 (together with any amendments thereto, the “Registration Statement”) which covers the registration for resale of up to 20,682,458 shares of common stock, par value $0.0001 per share (the “Shares”), including shares of common stock issuable upon the conversion or exercise of convertible debt, convertible preferred stock and warrants, all of which are held by certain selling stockholders of the Company as set forth in the Registration Statement.

In connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations, as we have deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares offered for resale upon conversion of debt and preferred stock and exercise of warrants, when issued as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable under Delaware law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part thereof.

Sincerely,

/s/ Briggs and Morgan, P.A.

Briggs and Morgan, P.A.